Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH

NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY

DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as effective as of July 16, 2018, by and between Sandeep Sahai (the “Executive”) and Clearwater Analytics, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.

Term. The Executive’s employment shall become effective on July 16, 2018, and continue until terminated by either the Executive or the Company as permitted herein. The term of this Agreement will be referred to as the “Employment Term”.

2.	Position and Duties.

2.1.

Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company reporting to the Board of Managers (the “Board”) of the Company’s parent, Carbon Analytics Holdings LLC. In such position, the Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board in connection with the conduct of the Company’s business as well as those duties which are normally and customarily vested in such a Chief Executive Officer.

2.2.

Duties. During the Employment Term, without the prior written consent of the Board, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder; provided however that the Executive may work with the Sponsor and companies affiliated with the Sponsor.

2.3.

Policies. The Executive agrees that he shall at all times observe and be bound by all rules, policies, procedures, practices, and resolutions adopted, or to be adopted, by the Company which are generally applicable to the Company’s officers and employees and which do not otherwise conflict with this Agreement.

3.

Place of Performance. The principal place of Executive’s employment shall be in Boise, Idaho, the Washington, D.C. metro area, or another location, as per the Executive’s preference; provided, however, that the Executive shall be required to travel to Boise, Idaho at a sufficient frequency to collaborate with Company’s officers, employees and contractors. The Executive shall also travel on Company business during the Employment Term, as necessary.

4.	Compensation.

4.1.

Base Salary. The Company shall pay the Executive an annual rate of base salary of $500,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary may be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2.

Annual Bonus. For each complete calendar year of the Employment Term (each, a “Performance Period”), the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target of 120% of the Executive’s Base Salary (the “Target Bonus”), in an amount determined by the Board based on the achievement of both individual and company-wide performance measures with respect to such Performance Period (the “Performance Measurements”). The Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, based on achievement of applicable Performance Measurements and the performance of the Company, as determined in the reasonable discretion of the Compensation Committee, and may be zero if the applicable threshold Performance Measurements are not achieved. Subject to Section 5.2.2, the Annual Bonus, if any, will be paid within 120 calendar days after the conclusion of the applicable Performance Period subject to completion of an audit of the Company’s financial statements by the

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Company’s then current outside audit firm (and in no event later than the last day of such following calendar year). Executive must remain employed with the Company through last day of the applicable Performance Period to earn the Annual Bonus, and if so earned, the Annual Bonus will be paid to the Executive whether or not the Executive remains employed at the time of payment, unless the Executive’s employment was terminated by the Company for Cause.

4.3.

Equity Options. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company grants the Executive an option to purchase up to 18,500,000 Class B Common Units (each, an “Option”) in accordance with the terms and conditions of the 2017 Equity Incentive Plan (the “Plan”) and an Option Agreement and Option Grant Notice thereunder (collectively the “Options Award Documents”), including the time and performance requirements therein. For the avoidance of doubt upon a Change in Control (as defined in the Plan) any then unvested Units subject to the Option shall be eligible to vest according to the terms of Exhibit A.

4.3.1.

The Sponsor (as defined in the Amended and Restated Limited Liability Company Agreement of the Company’s parent (the “LLC Agreement”)), in its sole discretion, may at any time, elect to accelerate the vesting of any or all of the unvested Options.

4.3.2.

Subject to Section 11(c) of the Plan, unless there is a Change in Control transaction with the consideration being entirely in cash at the time of closing of such transaction, there shall be no requirement for Executive to exercise such Executive’s Options pursuant to Section 5(f), (g) or (h) of the 2017 Equity Incentive Plan, Section 7(b) of the Option Agreement, otherwise upon termination of Continuous Service (except for Cause), disability or death, or upon any Strategic Transaction described in this Section 4.4. For purposes of clarity, Executive shall not be required to exercise Executive’s Options in connection with a Change in Control unless the consideration is entirely in cash at the time of closing, provided that the Board, in its discretion, may in such event terminate the Option in consideration for an amount equal to (A) the value of the Units the Executive would have received with respect to or upon the exercise of the vested portion of the Option immediately prior to the effective time of the Change in Control, over (B) the exercise price of the Option, and such amount shall be paid to the Executive on the same schedule and under the same terms and conditions as apply to payments of consideration to the holders of Units generally in connection with the Change in Control; and

4.3.3.

Any Company or equity holder’s right to repurchase the Executive’s Options or units or shares resulting from exercise thereof (including without limitation that provided in Section 11 of the Plan and the LLC Agreement), shall not be applicable to the Executive’s Options or units or shares resulting from exercise thereof, other than following a termination of the Executive’s Continuous Service for Cause.

4.4.

Strategic Transaction – Equity Options. Notwithstanding the terms of the Option Award Documents or any applicable award agreements, as applicable, upon the closing of a Strategic Transaction 5,000,000 of the Executive’s unvested Options shall become fully vested and exercisable immediately prior to the effective time of the Strategic Transaction.

4.5.	If the Strategic Transaction closes by December 31, 2018 and:

4.5.1.

If the strategic party in such Strategic Transaction (the “Strategic Partner”) does not cause the Company or the surviving entity in such Strategic Transaction to continue the employment of the Executive, or otherwise provide the Executive a continuing role as an executive, director or manager with the surviving entity in such Strategic Transaction, in either case, for at least 90 days following the close date of the Strategic Transaction (a “Continuing Role”), then the remaining 13,500,000 Options which are not otherwise vested pursuant to the terms hereof (the “Strategic Transaction Unvested Options”) will be cancelled upon the closing of the Strategic Transaction; or

4.5.2.

If, at the request of the Strategic Partner, the Executive has a Continuing Role, then the Strategic Transaction Unvested Options which are not otherwise vested will not be cancelled and shall remain valid and outstanding consistent with the terms of the 2017 Equity Incentive Plan and the other Options Award Documents including Section 4.3, and to the extent the vesting of options are not otherwise

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accelerated in accordance with Exhibit A and Section 4.7, the remaining Options which are not vested would continue to vest in accordance with the terms and conditions of the Option Documents, subject further to the following:

4.5.2.1.

For purposes of clarity, in the event of any circumstance referenced in this Section 4.5, the Strategic Transaction Unvested Options shall all vest based on the Executive’s Continuous Service with the Company, and shall not be subject to the performance vesting conditions described in the Option Documents; and

4.5.2.2.

If the Executive’s Continuing Role is for a defined period of time following the closing of the Strategic Transaction (1) the Strategic Transaction Unvested Options shall vest in substantially equal monthly installments over 36 months commencing on the date that is 30 days following the closing of the Strategic Transaction and (2) if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during such defined period, then the Executive shall additionally vest with respect to at least a pro-rata number of the Strategic Transaction Unvested Options for the defined period of time (for example, if the Executive’s Continuing Role is for a defined period of one year, and a qualifying termination occurs at the end of 5 months, the Executive shall be vested with respect to at least 1/3 of the Strategic Transaction Unvested Options); and

4.5.2.3.

If the Executive’s Continuing Role is not for a defined period of time following the closing of the Strategic Transaction, then 10 percent of the Strategic Transaction Unvested Options shall vest on the date that is 30 days following the closing of the Strategic Transaction and the remainder of the Strategic Transaction Unvested Options shall vest in 35 substantially equal monthly installments thereafter, in each case, subject to the Executive’s Continuous Service (as defined in the Plan) through each such vesting date.

4.6.

If there is a closing of a Strategic Transaction after December 31, 2018, then such options not vested will vest consistent with Exhibit A. Any such options not vested pursuant to Exhibit A will continue to vest as provided in Section 1 of the Option Agreement, and shall not be subject to the performance vesting conditions described in the Option Documents.

4.7.

In connection with as well as following a Strategic Transaction, the unvested options which were not vested consistent with Section 4.4, Section 4.5 and otherwise in accordance with Exhibit A, shall also vest on terms that are not less favorable than vesting terms and conditions applicable to any other member of the Company’s Executive Leadership Team.

4.8.

Change in Control – Exit Bonus. Upon the closing of a final sale of the Company or a substantial sale of the Company’s equity or assets, including a Change in Control transaction as defined in the Options Award Documents, the Compensation Committee and the Board shall evaluate the Executive’s (i) performance under this Agreement and (ii) total incentive package under this Agreement (including as compared to the total equity and incentive packages for similarly situated private-equity backed chief executive officers) to determine, in the Board’s and the Compensation Committee’s discretion, whether a transaction bonus is merited under the circumstances.

4.9.

Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.10.

Reimbursement of Business Expenses. Upon submission of itemized expense statements, in the manner as shall be specified by the Company, the Company shall pay, advance or reimburse the Executive for all normal and reasonable business-related expenses incurred by the Executive in the performance of his duties, including travel expenses in accordance with the Company’s policies and on the same basis as paid, advanced or reimbursed to the Company’s other senior executives, provided, however, Executive shall be permitted to travel business class for business travel.

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4.11.

Paid Time-Off. During the first year of the Employment Term, the Executive shall be entitled to 20 days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s paid time-off policies, as in effect from time to time.

4.12.

Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a manager, director or officer of the Company, or any affiliate of the Company, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s limited liability company agreement from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorney’s fees).

5.

Termination of Employment. The Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than accrued, but unpaid or unused: (i) base salary, (ii) benefits provided under Employee Benefit Plans and (iii) unreimbursed business expenses. For purposes of this Section 5, these amounts shall be collectively referred to as the “Accrued Amounts.” In all the following circumstances, the treatment and payment of any outstanding equity awards, if any, shall be determined solely in accordance with the terms of the 2017 Equity Incentive Plan, the applicable award agreements thereunder and the applicable terms of this agreement.

5.1.

Voluntary Termination. The Executive may voluntarily terminate his employment at any time, with or without Good Reason, by providing a Notice of Termination at least 90 days prior to the applicable Termination Date to an expressly authorized representative of the Board. Notwithstanding the foregoing, in the event that the Executive gives such notice to the Company, the Company may unilaterally accelerate the Termination Date and such acceleration shall not result in a termination by the Company for purposes of this Agreement. If the Executive voluntarily terminates his employment with the Company, the Company shall pay to the Executive the Accrued Amounts. Such amount shall be paid in a lump sum payment, less applicable withholdings and deductions, within 30 days following the Termination Date (or such shorter time required by law), or in the case of business expenses, within 30 days after Executive submits a properly documented request for reimbursement.

5.2.

Termination of Employment Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause, in each case pursuant to a Notice of Termination (as defined in Appendix A). In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement, the Executive shall be entitled to receive the following:

5.2.1.

The payment of an amount equal to Executive’s annual base salary, less applicable withholdings and deductions, for a period of twelve months following the Termination Date in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly, commencing on the first payroll date that is 60 days after the Termination Date, provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.

5.2.2.

The Target Bonus to the extent that the Company’s Target Bonus Performance Measurements are met for the Performance Period in which the Termination Date occurs, even though Executive was not employed for the entire Performance Period. The amount of the Target Bonus will be paid in the year following the conclusion of the applicable Performance Period at the same time as bonuses to other senior executives are paid or, if later, the first payroll date of the Company that is 60 days after the Termination Date.

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5.3.

Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, with the date of death being the Executive’s Termination Date. If the Executive has a Disability (as defined in Appendix A), the Company shall give the Executive written notice of its intention to terminate his employment. In such event, the Executive’s Termination Date shall be the 15th day after the date of such written notice. In the event of Executive’s death or Disability, the Company shall pay all Accrued Amounts within 30 days following the Termination Date (or such shorter time required by law).

5.4.

Termination by the Company for Cause or by the Executive Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive, other than payment of the Accrued Amounts within 30 days following the Termination Date (or such shorter time required by law). The Executive’s termination by the Company for Cause shall be communicated to the Executive by a Notice of Termination delivered in accordance with this Agreement. The Company’s failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights under this Agreement.

5.5.

General Release of Claims. Notwithstanding any provision of this Agreement, all payments and benefits described in Section 5.2, except for payment of the Accrued Amounts, are conditioned upon the Executive’s execution, delivery to the Company of an effective and non-revocable general release of claims against Holdings, the Company and related parties in a form provided by the Company (including non-disclosure and mutual non-disparagement covenants, which non-disparagement clause shall, with respect to the obligations of the Company be limited to the Company’s current executive officers and members of its Board of Managers, in each case, for the term set forth therein but in no case after such officer or member ceases to be an employee or Director of the Company, and no cooperation provisions on behalf of Executive) which release shall exclude all obligations in Section 5.2 and any of the benefits of any equity owned or stock options granted to the Executive prior to the Effective Date of the Agreement and any benefits and indemnities received by the Executive as a member of the board of the Company, all by the 60th day following the Termination Date. If the timing requirements described in the first sentence of this Section 5.5 have been met, to the extent applicable, the payments and benefits will begin to be paid or provided to Executive as soon as administratively practicable following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given, provided that if the 60-day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.6.

Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by Holdings or the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then (a) such Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (b) the Company shall use commercially reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (a) above had not applied thereto. For purposes of this Section, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar. In the event of any such reduction, the Parachute Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

6.

Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the

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termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

7.	Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1.

Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, records, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, pricing information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, customer information, customer lists, client information, client lists, distributor lists, and prospect lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Any trade secrets of the Company will be entitled to all of the protections and benefits under applicable state or federal law including trade secret law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

7.2.

Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of investment reporting and accounting. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

7.3.

Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the

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prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

7.4.	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

7.4.1.	The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

7.4.1.1.

is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

7.4.1.2.	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

7.4.2.

If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

7.4.2.1.	files any document containing trade secrets under seal; and

7.4.2.2.	does not disclose trade secrets, except pursuant to court order.

7.5.

Term of Protection. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.6.

Protected Activity Not Prohibited. The Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, discussing the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Executive further understands that Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

8.	Restrictive Covenants.

8.1.

Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services he provides to the Company are unique, special, and extraordinary. The Executive further understands and acknowledges that the Company’s

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ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. It is agreed by the parties that this Section 8 supersedes the terms of Section 15 of the Option Agreement which are hereby rendered null and void.

8.2.

Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the twelve (12) months to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity for any direct competitor of the Company that carries on business within (i) the state(s) in which Executive primarily performs services for the Company; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company; and (iii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company.

8.2.1.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive performs services for an entity which provides investment accounting and related reporting software for insurance companies, asset managers, corporations, banks, government and/or other related institutions.

8.2.2.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

8.3.

Non-Solicitation of Employees and Contractors. The Executive agrees and covenants not to, whether for the Executive’s own account or the account of any other person, business or enterprise, directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or engagement as an independent contractor of any employee or independent contractor of the Company during the twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

8.4.

Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s sales and services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to, whether for the Executive’s own account or the account of any other person, business or enterprise, directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

8.4.1.	Customers or prospective customers the Executive contacted in any way during his employment with the Company;

8.4.2.	Customers about whom the Executive has trade secret or confidential information;

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8.4.3.	Customers who became customers during the Executive’s employment with the Company; and

8.4.4.	Customers about whom the Executive has information that is not available publicly.

9.

Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, its subsidiaries, affiliates or their respective businesses, or any of its employees, directors, managers, officers, and existing and prospective customers, suppliers, investors, lenders, representatives, agents and other associated third parties. The Company agrees and covenants that it will ensure that its current executive officers and members of its Board of Managers, for so long as each officer or member is an employee or Manager of the Company, will not at any time intentionally make, publish or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Executive. The preceding, however, shall not prohibit the Company or its Board of Managers from internally discussing the circumstances surrounding the termination of Executive’s employment.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

10.

Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.

Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.	Proprietary Rights.

12.1.

Intellectual Property Rights. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or

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unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, and sales information.

12.2.

Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3.

Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4.

No license. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

13.

Security and Access. The Executive agrees and covenants (a) to comply with all of the Company’s security policies and procedures as in force from time to time including without limitation those regarding computer equipment, facilities access, monitoring, key cards, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

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14.

Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including access cards, employer credit cards, network access devices, computers, cell phones, work product, e-mail messages, recordings, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

15.

Representation and Warranty. The Executive represents and warrants that he is not a party to, or otherwise subject to, any covenant not to compete, or other agreement with any person or entity that would restrict or limit his ability to perform his responsibilities under this Agreement, and that his performance of his obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between him and any other person or entity. The Executive is not under any contractual agreement that would conflict with or in any way prevent the Executive from entering into this Agreement or from performing any and all of the Executives’ duties hereunder. Executive will not utilize any proprietary or confidential materials or information of any third party while performing duties for the Company.

16.

Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Idaho without regard to conflicts of law principles. To the extent that any lawsuit is permitted under this Agreement, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Idaho, county of Ada, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.

Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

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20.

Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.	Section 409A.

22.1.

General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

22.3.1.

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

22.3.2.	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

22.3.3.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.4.

Tax Gross-Ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

23.

Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C.§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator, who is a former state or federal court judge, and conducted in Boise, Idaho by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: http://www.jamsadr.com/rulesclauses). A hard copy of the rules will be provided to Executive upon request. By

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agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which arise out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall; (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees. Nothing in this letter agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm prior to or pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

24.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Clearwater Analytics, LLC

Attn: General Counsel

777 W. Main St., Suite 900

Boise, Idaho 83702

If to the Executive:

Sandeep Sahai

[***]

28.

Acknowledgment and Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

Sandeep Sahai		Clearwater Analytics, LLC

Signature:	/s/ Sandeep Sahai	By:	/s/ Jake D. McGrady
Date:	Nov 14, 2018	Name:	Jake D. McGrady
		Title:	General Counsel
		Date:	Nov 14, 2018

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Employment Agreement

APPENDIX A – DEFINITIONS

As used in the Agreement, the following terms will have the definitions set forth in this Appendix A:

1.

“Cause” shall mean for purposes of this Agreement and the Option Documents, one or more of the following, after complying with the written notice and cure requirements described below and permitting the Executive a reasonable opportunity to appear before the Board of Directors to discuss the allegation:

1.1.

A material breach by Executive of any term of the Agreement, or the Company’s policies, Executive’s fiduciary duties to the Company, Holdings or any of their affiliates, or of any law, statute, or regulation, which, if capable of cure, Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply to the satisfaction of the Board within the reasonable time prescribed by the Board to cure such failure as set forth in a written notice of such breach from the Board;

1.2.

Misconduct which is materially injurious to the Company, Holdings or any of its or their affiliates, either monetarily of otherwise, or which impairs Executive’s ability to effectively perform Executive’s duties or responsibilities, which misconduct, if capable of cure, Executive has been given a reasonable opportunity to cure his misconduct to comply to the satisfaction of the Board within the reasonable time prescribed by the Board to cure such failure as set forth in a written notice of such breach from the Board;

1.3.

Personal conduct which materially impairs Executive’s ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances, sexual harassment and discrimination, which misconduct, if capable of cure, Executive has been given a reasonable opportunity to cure his misconduct to comply to the satisfaction of the Board within the reasonable time prescribed by the Board to cure such failure as set forth in a written notice of such breach from the Board;

1.4.	Habitual or repeated neglect of Executive’s duties or responsibilities;

1.5.	The Executive’s failure to comply with any valid and legal directive of the Board, which failure has a material impact on the Company;

1.6.

The appropriation of (or attempted appropriation of) a business opportunity of the Company, Holdings or its or their affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates;

1.7.

The commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to any felony or a crime, which in the Company’s reasonable judgment, involves moral turpitude;

1.8.	The Executive’s willful unauthorized disclosure (or attempted disclosure) of Confidential Information;

1.9.	Intentional injury of another employee or any person in the course of performing services for the Company; or

1.10.

Any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor or breach of any fiduciary duty to the Company, Holdings or any of their affiliates.

2.

Executive shall have thirty (30) days after receipt of written notice from the Company (the “Cure Period”) of Executive’s failure to abide by Sections 1.1, 1.4, 1.5, 1.6, and 1.10 of this Appendix, as determined within the discretion of the Company, to cure such failure(s) to the reasonable satisfaction of the Company, to the extent the Board deems curable. Executive’s failure to adequately cure any deficiencies during the Cure Period shall constitute “Cause” under this Agreement.

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3.	“Good Reason” shall mean one or more of the following:

3.1.

A reduction, without Executive’s consent, of Executive’s base salary or target annual bonus opportunity, unless the reduction is generally applicable to substantially all senior executives of the Company;

3.2.	A relocation of the Executive’s principal place of employment by more than fifty (50) miles;

3.3.	Material breach of this Agreement by the Company; or

3.4.	A substantial diminution in Executive’s authority or duties that is materially inconsistent with Executive’s position of CEO without Executive’s consent;

Provided however, that for purposes of “Good Reason”, nothing described above shall constitute Good Reason unless the Executive has notified the Company in writing describing the event which constitutes Good Reason within 30 days after the first occurrence of such event and then only if the Company shall have failed to cure such event within 30 days after the Company’s receipt of such written notice and Executive elects to terminate his employment as a result effective at the end of such 30-day cure period.

4.

“Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.	“Termination Date” means the effective date of Executive’s “separation from service” from the Company as defined in Section 409A and Treasury Regulations promulgated thereunder.

6.

“Notice of Termination” means a written notice of termination of this Agreement which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Termination Date.

7.

“Strategic Transaction” means a sale of securities of the Company directly or indirectly by the Members (as defined in the LLC Agreement) and/or the Company in one or more related transactions in which (i) one or more third parties who are unaffiliated with the Members acquire such securities and (ii) (A) a majority of the expected proceeds from such transaction(s) are expected to be received following the closing of such initial sale or (B) such transaction expressly provides for the third parties the right to acquire, or expressly contemplates the sale to such third party of, additional securities or the right to acquire securities that would result in a Sale of the Company upon the consummation of such transactions.

7.1.

For the avoidance of doubt, a Change in Control, or a transaction resulting in the current Sponsor no longer having control of the board of directors or otherwise not having voting control of the Company, shall also constitute a Strategic Transaction.

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Exhibit A

Upon a “Change in Control” transaction; as defined in the Plan, the Executive’s then unvested options will vest according to the following: (a) if WCAS XII Carbon Analytics Acquisition; L.P.’s (“WCAS XII”) expected internal rate of return from the “Change in Control” transaction (including any rollover shares) is at least twenty percent (20%), then fifty percent (50%) of the Executive’s then unvested options will vest immediately prior to the Change in Control transaction; (b) if WCAS XII’s expected internal rate of return is at least twenty-eight percent (28%) return from the “Change in Control” transaction (including any rollover shares), then one-hundred percent (100%) of the Executive’s then unvested options will vest immediately prior to the Change in Control transaction; or (c) if WCAS XII’s expected internal rate of return from the “Change in Control” transaction (including any rollover shares) is between twenty percent (20%) and twenty-eight percent (28%), the Executive’s then unvested options will vest on a pro-rated basis immediately prior to the Change in Control transaction (for example, if WCAS XII’s expected internal rate of return is twenty-four percent (24%), then seventy-five percent (75%) of the Executive’s then unvested options will vest immediately prior to the Change in Control transaction.